Exhibit 99.1

AAR reports first quarter fiscal year 2027 results

Wood Dale, Illinois, September 28, 2026 — AAR CORP. (NYSE: AIR) (the “Company” or “AAR”), a leading parts, repair, and software platform in the aviation aftermarket, reported today financial results for the fiscal year 2027 first quarter ended August 31, 2026.

In a separate press release issued today, AAR announced it has entered into a definitive agreement to acquire a controlling interest in MRO Holdings. For additional information on the transaction, please refer to the transaction-specific press release and the investor presentation on the Investors section of AAR’s website.  Due to this agreement, AAR's previously scheduled earnings conference call has been rescheduled to 7:00 AM CT on Tuesday, September 29, 2026.

FIRST QUARTER FISCAL YEAR 2027 HIGHLIGHTS

(As compared to Q1 FY2026)

•	Sales of $918 million; increased 24%

•	GAAP diluted EPS of $1.00

•	Adjusted diluted EPS of $1.49; increased 38%

•	GAAP Net income of $40 million

•	Adjusted EBITDA of $117 million; increased 34%

•	Adjusted EBITDA margin increased from 11.7% to 12.7%

“This was a very strong start to our fiscal year,” said John M. Holmes, AAR’s Chairman, President and CEO. “Our airline customers continue to experience strong demand for air travel, which in turn is driving strong demand for our services, as evidenced by our results this quarter. Total sales were up 24%, and we saw growth across all three core segments. In our Parts Supply segment, total growth of 31% was led by 23% organic growth in new parts Distribution on strength in both Commercial and Government end markets. Our Repair, Engineering & Software (RE&S) segment reported 31% sales growth, driven by our Airframe MRO, Component MRO, and software activities. Government Solutions was up 4% driven by strength in Mobility Systems.

“Our sales growth resulted in an adjusted EBITDA increase of 34% in the quarter and adjusted EBITDA margins of 12.7%, up 100 basis points year over year. Total adjusted EBITDA margin from the Parts Supply, RE&S, and Government Solutions segments was 13.3%.

“Cash from operations in the quarter was $56 million, helping to further reduce net leverage to 1.81x.

“Along with our strong fiscal first quarter earnings, we also announced an agreement to acquire a 65% controlling interest in MRO Holdings. Over the last several years, AAR has taken important steps to reshape our portfolio into an integrated Parts, Repair, and Software aviation aftermarket platform. Through the acquisition of MRO Holdings, AAR will achieve scale that significantly accelerates our strategy as heavy maintenance helps drive revenue to all other areas of the company. Further, the transaction structure allows us to partner with a proven team that brings decades of experience in a strategically important region while also providing the financial flexibility to continue to pursue AAR’s broader strategy. This acquisition is highly strategic for AAR and marks a significant step in our long-term growth plan.”

Holmes concluded, “Our strategy has been successful over the last several years as we have delivered above-market growth and consistent margin expansion. The acquisition of MRO Holdings will further propel this growth and drive a meaningful step-up in our margin profile. The strategy, portfolio, and combination add to the strength and resilience of our aftermarket platform. Given our solid first quarter results and continued demand for our solutions, we remain confident in our ability to deliver another year of strong performance in fiscal 2027.”

FIRST QUARTER FISCAL YEAR 2027 RESULTS

Consolidated first quarter sales increased 24% to $918.0 million, compared to $739.6 million in the same quarter last year. Sales to commercial customers increased 28%, or $147.5 million, primarily due to the acquisition contributions combined with continued above-market Commercial Distribution sales. Sales to government customers increased 14%, or $30.9, over the same period last year, primarily due to increased volumes in our new parts distribution activities. Sales to commercial customers were 73% of consolidated sales, compared to 71% in the prior year quarter.

The Company reported net income of $40.1 million, or $1.00 per diluted share. For the first quarter of the prior year, the Company reported net income of $34.4 million, or $0.95 per diluted share. Adjusted diluted earnings per share in the first quarter of fiscal year 2027 were $1.49, compared to $1.08 in the first quarter of the prior year.

Selling, general, and administrative expenses were $107.0 million in the current quarter, compared to $71.8 million in the prior year quarter. Acquisition, amortization, and integration expenses were $19.6 million in the quarter, compared to $4.4 million in the prior year quarter.

Operating margins were 7.9% in the quarter, compared to 8.8% in the prior year quarter. Adjusted operating margin increased to 10.6% in the current year quarter from 9.7% in the prior year quarter, primarily as a result of growth in our Parts Supply segment and increased profitability in our Government Solutions segment.

Net interest expense for the quarter was $16.2 million, compared to $18.5 million last year. Average diluted share count increased from 35.9 million shares in the prior year quarter to 39.9 million shares in the current year quarter.

Cash flow provided by operating activities was $55.8 million during the current quarter, compared to $44.9 million of cash used in the prior year quarter. As of August 31, 2026, net debt was $780.5 million and net leverage was 1.81x.

SECOND QUARTER AND FULL YEAR FISCAL 2027 GUIDANCE

The Company is providing the following guidance for the second quarter and full year fiscal 2027. This guidance does not include any impact of the MRO Holdings acquisition:

Second quarter FY 2027 As of September 28, 2026
Sales growth (ex. LCP)[1]	14% - 16%
Adjusted EBITDA margin (ex. LCP)[2]	13.0% - 13.4%

1 Reflects total sales growth excluding the Legacy Commercial Programs segment

2 Reflects Adjusted EBITDA margin excluding the Legacy Commercial Programs segment

Full year FY 2027
	As of September 28, 2026	Prior (as of July 28, 2026)
Sales growth (ex. LCP)[1]	Low teens	Low double-digits to low teens

Conference call information

On Tuesday, September 29, 2026, at 7:00 a.m. Central Time, AAR will hold a conference call to discuss the quarterly results and the announced acquisition of MRO Holdings. A listen-only webcast and slides can be accessed at https://edge.media-server.com/mmc/p/ogsm2rh7. Participants may join via phone by registering at https://register-conf.media-server.com/register/BIe2a403237161465d99fb8af7cc93b3e8. Once registered, participants will receive a dial-in number and a unique PIN that will allow them to access the call.

A replay of the conference call will be available for on-demand listening shortly after the completion of the call at the webcast link and will remain available for approximately one year.

The slides are also available on AAR’s website at https://www.aarcorp.com/en/investors/.

About AAR

AAR is a global aerospace and defense aftermarket solutions company with operations in over 20 countries. Headquartered in the Chicago area, AAR supports commercial and government customers through four operating segments: Parts Supply; Repair, Engineering, and Software; and Government Solutions. Additional information can be found at aarcorp.com/.

Contact: Chris Tillett – Investor Relations | +1-630-227-5830 | investors@aarcorp.com

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, which reflect management’s expectations about future conditions, including, but not limited to, our second quarter and full year FY 2027 guidance, execution of strategies, continued demand in the commercial and government aviation markets; market position; anticipated activities and benefits related to new or expanding business relationships; expected contributions and synergies related to acquisitions; expansion of capabilities and operational footprint; opportunities for margin improvement through operations, integration activities and other efficiency initiatives; and continued sales and margin growth, earnings performance, debt management, and capital allocation.

Forward-looking statements often address our expected future operating and financial performance and financial condition, or targets, goals, commitments, and other business plans, and often may also be identified because they contain words such as “anticipate,” “continue,” “estimate,” “expect,” “project,” “plan,” “potential,” “predict,” “intend,” “believe,” “may,” “might,” “will,” “would,” “should,” “seek,” “could,” “positions,” “likely,” “target,” “goal,” “strategy” or similar expressions and the negatives of those terms.

These forward-looking statements are subject to certain risks and uncertainties that may cause actual results to differ materially from historical results or those anticipated, depending on a variety of factors, including: factors that adversely affect the commercial aviation industry; adverse events and negative publicity in the aviation industry; a reduction in sales to the U.S. government and its contractors; cost overruns and losses on fixed-price contracts; nonperformance by subcontractors or suppliers; our ability to manage our operational footprint; a reduction in outsourcing of maintenance and repair activity by airlines; a shortage of skilled personnel or work stoppages; competition from other companies; financial, operational and legal risks arising as a result of operating internationally; the failure to complete, integrate and realize the anticipated benefits of acquisitions, including execution of related operational and financial plans; circumstances associated with divestitures; the inability to recover costs due to fluctuations in market values for aviation products and equipment; cyber or other security threats or disruptions; the need to make significant capital expenditures to keep pace with technological developments in our industry; restrictions on the use of intellectual property and tooling important to our business; the inability to protect the value of our intellectual property; our ability to manage our debt and fund our other liquidity needs; limitations on our ability to access the debt and equity capital markets or to draw down funds under loan agreements; non-compliance with restrictive and financial covenants contained in our debt and loan agreements; changes in or non-compliance with laws and regulations related to federal contractors, the aviation industry, international operations, safety and environmental matters, and the costs of complying with such laws and regulations; exposure to product liability and property claims that may be in excess of our liability insurance coverage; the risk that the MRO Holdings acquisition (the “Acquisition”) may not be completed in a timely manner or at all; the failure to satisfy the closing conditions to the Acquisition, including the receipt of required regulatory approvals; the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the share purchase agreement governing the Acquisition, including in certain circumstances requiring the Company to pay a termination fee; the ability of the Company to obtain the necessary financing arrangements; the effect of the announcement or pendency of the Acquisition on the Company’s business relationships, operating results and business generally; risks that the Acquisition may disrupt the Company’s current business plans and operations; the Company’s ability to retain and hire key personnel in light of the Acquisition; risks related to diverting management’s attention from the Company’s ongoing business operations; unexpected costs, charges or expenses resulting from the Acquisition; potential litigation relating to the Acquisition; the ability of the Company to successfully integrate MRO Holdings and its subsidiaries following the closing of the Acquisition and to achieve the anticipated benefits of the Acquisition, including estimated cost and operational synergies, and the timeline to realize such benefits; the effects of the Acquisition on the Company’s earnings, financial condition, net leverage ratio and credit ratings; the risk that the conditions to the potential private placement are not satisfied; the fact that the potential private placement may cause dilution to the Company’s existing stockholders; the impact of the Acquisition on the Company’s business and future financial condition and operating results, including the ability of the Company or MRO Holdings to repay or prepay indebtedness incurred in connection with the transaction or otherwise; and other factors disclosed in the section entitled “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2026, as may be updated or supplemented by any subsequent filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.

The Company derives many of its forward-looking statements from its operating budgets and forecasts, which are based on many detailed assumptions. While the Company believes that its assumptions are reasonable, it cautions that it is very difficult to predict the impact of known factors, and it is impossible to anticipate all factors that could affect actual results. These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control. The risks described in these reports are not the only risks the Company faces, as additional risks and uncertainties not currently known or foreseeable or deemed immaterial may materially adversely affect the Company’s business, financial condition or results of operations in future periods. All forward-looking statements attributable to the Company, or persons acting on its behalf, are expressly qualified in their entirety by the foregoing cautionary statements. The forward-looking statements included in this press release are made only as of the date hereof. The Company assumes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

AAR CORP. and subsidiaries

Condensed consolidated statements of income (In millions except per share data - unaudited)	Three months ended August 31,
	2026	2025
Sales	$918.0	$739.6
Cost of sales	741.7	605.9
Gross profit	176.3	133.7
Selling, general and administrative	107.0	71.8
Earnings from joint ventures	2.8	3.0
Operating income	72.1	64.9
Gain related to sale and exit of businesses, net	––	0.7
Interest expense, net	(16.2)	(18.5)
Other expense, net	(0.5)	(0.1)
Income before income tax expense	55.4	47.0
Income tax expense	15.3	12.6
Net income	$40.1	$34.4

Earnings per share – Basic	$1.01	$0.96
Earnings per share – Diluted	$1.00	$0.95

Shares used for earnings per share:
Weighted average shares outstanding – Basic	39.6	35.7
Weighted average shares outstanding – Diluted	39.9	35.9

AAR CORP. and subsidiaries

Condensed consolidated balance sheets (In millions)	August 31, 2026	May 31, 2026
	(unaudited)
ASSETS
Cash and cash equivalents	$104.5	$84.0
Restricted cash	8.6	23.8
Accounts receivable, net	436.4	386.8
Contract assets	147.3	148.4
Inventories, net	1,008.9	979.0
Other current assets	134.1	120.1
Total current assets	1,839.8	1,742.1
Property, plant, and equipment, net	172.3	166.9
Goodwill and intangible assets, net	852.7	861.9
Operating lease right-of-use assets, net	205.3	210.8
Rotable assets, net	150.4	180.3
Other non-current assets	206.4	193.9
Total assets	$3,426.9	$3,355.9

LIABILITIES AND EQUITY
Accounts payable	$337.9	$295.6
Accrued liabilities	312.8	317.6
Total current liabilities	650.7	613.2
Long-term debt	879.6	893.9
Operating lease liabilities	98.8	101.1
Other non-current liabilities	55.4	43.9
Total liabilities	1,684.5	1,652.1
Equity	1,742.4	1,703.8
Total liabilities and equity	$3,426.9	$3,355.9

AAR CORP. and subsidiaries

Condensed consolidated statements of cash flows (In millions – unaudited)	Three months ended August 31,
	2026	2025
Cash flows provided by (used in) operating activities:
Net income	$40.1	$34.4
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	19.6	14.5
Stock-based compensation expense	7.8	5.3
Changes in certain assets and liabilities:
Accounts receivable	(50.5)	(8.5)
Contract assets	13.3	(6.4)
Inventories	(41.1)	(51.8)
Other current assets	(15.4)	3.5
Rotable assets	27.5	(3.5)
Accounts payable and accrued liabilities	40.8	(16.7)
Other	13.7	(15.7)
Net cash provided by (used in) operating activities	55.8	(44.9)

Cash flows used in investing activities:
Property, plant, and equipment expenditures	(11.8)	(8.7)
Acquisitions, net of cash acquired	(6.2)	(11.9)
Investment	(7.5)	––
Hangar expansion activity, net	(0.5)	(4.2)
Other	0.4	1.0
Net cash used in investing activities	(25.6)	(23.8)

Cash flows provided by (used in) financing activities:
Short-term borrowings (repayments) on Revolving Credit Facility, net	(15.0)	(97.0)
Proceeds from long-term borrowings	––	153.0
Financing costs	––	(2.5)
Stock compensation activity	(9.9)	(2.4)
Net cash provided by (used in) financing activities	(24.9)	51.1
Increase (Decrease) in cash, cash equivalents, and restricted cash	5.3	(17.6)
Cash, cash equivalents, and restricted cash at beginning of period	107.8	109.2
Cash, cash equivalents, and restricted cash at end of period	$113.1	$91.6

AAR CORP. and subsidiaries

Third-party sales by segment (In millions - unaudited)	Three months ended August 31,
	2026	2025
Parts Supply	$414.8	$317.8
Repair, Engineering, and Software	297.5	226.4
Government Solutions	138.8	133.9
Legacy Commercial Programs	66.9	61.5
	$918.0	$739.6

Operating income (loss) by segment (In millions - unaudited)	Three months ended August 31,
	2026	2025
Parts Supply	$55.3	$40.9
Repair, Engineering, and Software	16.0	20.0
Government Solutions	19.1	12.7
Legacy Commercial Programs	2.9	0.4
	93.3	74.0
Corporate and other	(21.2)	(9.1)
	$72.1	$64.9

Adjusted net income, adjusted diluted earnings per share, organic sales growth, adjusted operating margin, adjusted cash flow provided by (used in) operating activities, adjusted EBITDA, adjusted EBITDA margin, net debt, and net debt to adjusted EBITDA (net leverage) are “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We believe these non-GAAP financial measures are relevant and useful for investors as they illustrate our core operating performance, cash flows, and leverage unaffected by the impact of certain items that management does not believe are indicative of our ongoing and core operating activities. When reviewed in conjunction with our GAAP results and the accompanying reconciliations, we believe these non-GAAP financial measures provide additional information that is useful to gain an understanding of the factors and trends affecting our business and provide a means by which to compare our operating performance and leverage against that of other companies in the industries we compete. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Our non-GAAP financial measures reflect adjustments for certain items including, but not limited to, the following:

•	Expenses associated with recent acquisition activity, including professional fees for legal, due diligence, and other acquisition activities, intangible asset amortization, integration costs, non-cash rent expense associated with certain acquired leases classified within operating lease right-of-use assets, bargain purchase gains, and compensation expense related to contingent consideration and retention agreements.

•	Losses related to our exit from our Indian joint venture, our Landing Gear Overhaul business, and our Composites manufacturing business, including legal fees for the performance guarantee associated with the Composites’ A220 aircraft contract.

Adjusted EBITDA is net income before interest income (expense), other income (expense), income taxes, depreciation and amortization, stock-based compensation, and items of an unusual nature including but not limited to business divestitures and acquisitions, acquisition, integration, and amortization expenses from recent acquisition activity (see detailed description above), headquarters relocation activity, product line exits, and severance charges. Although our non-GAAP financial measures exclude amortization expense associated with acquired intangible assets, they do not exclude the sales generated by the acquired businesses or otherwise attributable to those intangible assets.

The Company is not providing a reconciliation of forward-looking financial measures to the most directly comparable forward-looking GAAP measure because the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of certain items, such as, but not limited to, unusual gains and losses, the ultimate outcome of pending litigation, the impact and timing of potential acquisitions and divestitures, and other structural changes or their probable significance. Each of the adjustments has not occurred, are out of the Company's control and/or cannot be reasonably predicted. For this reason, the Company is unable to address the probable significance of the unavailable information.

Pursuant to the requirements of Regulation G of the Exchange Act, we are providing the following tables that reconcile the above-mentioned non-GAAP financial measures to the most directly comparable GAAP financial measures:

Adjusted net income (In millions - unaudited)	Three months ended August 31,
	2026	2025
Net income	$40.1	$34.4
Acquisition, integration, and amortization expenses	24.9	6.4
Gain related to sale of businesses, net	––	(0.7)
Severance charges	––	1.0
Government COVID-related subsidy liability reversal	––	(0.7)
Tax effect on adjustments (a)	(5.0)	(1.4)
Adjusted net income	$60.0	$39.0

(a)	Calculation uses estimated statutory tax rates on non-GAAP adjustments except for the impact from certain acquisition-related non-deductible items.

Adjusted diluted earnings per share (unaudited)	Three months ended August 31,
	2026	2025
Diluted earnings per share	$1.00	$0.95
Acquisition, integration, and amortization expenses	0.62	0.18
Gain related to sale of businesses, net	––	(0.02)
Severance charges	––	0.03
Government COVID-related subsidy liability reversal	––	(0.02)
Tax effect on adjustments (a)	(0.13)	(0.04)
Adjusted diluted earnings per share	$1.49	$1.08

(a)	Calculation uses estimated statutory tax rates on non-GAAP adjustments except for the impact from certain acquisition-related non-deductible items.

Adjusted operating margin (In millions - unaudited)	Three months ended
	August 31, 2026	May 31, 2026	August 31, 2025
Operating income	$72.1	$80.1	$64.9
Acquisition, integration, and amortization expenses	24.9	17.0	6.4
Severance charges	––	––	1.0
Government COVID-related subsidy, net	––	––	(0.7)
Adjusted operating income	$97.0	$98.0	$71.6

Operating margin	7.9%	8.6%	8.8%
Adjusted operating margin	10.6%	10.6%	9.7%

Organic sales growth for the three months ended August 31, 2026 (unaudited)

GAAP sales growth	24.1%
Impact of acquisitions within the last twelve months	(13.3)
Organic sales growth	10.8%

Adjusted cash flows provided by (used in) operating activities (In millions - unaudited)	Three months ended August 31,
	2026	2025
Cash flows provided by (used in) operating activities	$55.8	$(44.9)
Amounts outstanding on accounts receivable financing program:
Beginning of period	25.7	21.3
End of period	(25.0)	(24.3)
Adjusted cash flows provided by (used in) operating activities	$56.5	$(47.9)

Adjusted EBITDA (In millions - unaudited)	Three months ended August 31,		Year ended May 31,
	2026	2025	2026
Net income	$40.1	$34.4	$187.7
Income tax expense	15.3	12.6	58.2
Other expense, net	0.5	0.1	2.1
Interest expense, net	16.2	18.5	70.5
Depreciation and amortization	18.8	13.8	72.1
Acquisition and integration expenses	17.8	2.4	28.2
Gains related to sale and exit of business/joint venture, net	––	(0.7)	(1.4)
Bargain purchase gain	––	––	(29.5)
Gain on sale of headquarters building	––	––	(9.8)
Impairment charge related to product line exit	––	––	4.9
Severance charges	––	1.0	1.0
Government COVID-related subsidy, net	––	(0.7)	(0.7)
Stock-based compensation	7.8	5.3	17.8
Adjusted EBITDA	$116.5	$86.7	$401.1

Net income margin	4.4%	4.7%
Adjusted EBITDA margin	12.7%	11.7%

Net debt (In millions – unaudited)	August 31, 2026	August 31, 2025
Total debt	$885.0	$1,030.0
Less: Cash and cash equivalents	(104.5)	(80.0)
Net debt	$780.5	$950.0

Net debt to adjusted EBITDA (In millions - unaudited)
Adjusted EBITDA for the year ended May 31, 2026	$401.1
Less: Adjusted EBITDA for the three months ended August 31, 2025	(86.7)
Plus: Adjusted EBITDA for the three months ended August 31, 2026	116.5
Adjusted EBITDA for the twelve months ended August 31, 2026	$430.9
Net debt at August 31, 2026	$780.5
Net debt to Adjusted EBITDA	1.81